Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue Pittsburgh, PA 15219-1800
News Release	Tel 412-227-2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412-227-2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports Third Quarter 2008 Results

-Sales up 12 percent-

-Income from continuing operations increases 48 percent to $24.6 million from $16.6 million-

-Diluted EPS from continuing operations increases 50 percent to $1.20 from $0.80 -

PITTSBURGH, November 6, 2008 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2008 third quarter.

As announced previously, in October 2008 the company completed the sale of its ownership interest in the coke facility located in Monessen, Pennsylvania for a purchase price of $160 million plus the value of existing working capital, resulting in estimated cash proceeds after taxes of $90 million. Accordingly, the operating results of the Monessen facility have been excluded from the financial statements and the discussion below for all periods presented. A schedule of operating results for the Monessen facility is included under Segment Information in this press release.

The company’s sales for the third quarter increased 12 percent, or $40.3 million, to $369.4 million, as compared to $329.1 million for the prior year quarter. This increase was due to higher sales in the Carbon Materials & Chemicals (CM&C) segment, which increased 20 percent, or $40.0 million, while sales in the Railroad & Utility Products (R&UP) segment increased slightly to $124.4 million from $124.1 million in the prior year quarter. The improvement in sales in CM&C was due mainly to increased pricing across all major product lines resulting in part from higher raw material costs, combined with strong demand for carbon materials and distillates, partially offset by lower volumes for phthalic anhydride. Sales for R&UP were positively impacted by higher volumes and prices for treated crossties, which offset lower sales of untreated crossties and lower treating services to Class 1 railroad customers. Positive trends associated with untreated crosstie volumes that began in the second quarter continued through the third quarter even though volumes were impacted by lower availability in midwestern regions due to Hurricane Ike. Sales for the nine months ended September 30, 2008, were $1,075.9 million, representing an increase of $129.5 million, or 14 percent, over the prior year period. Year-to-date 2008 sales have been positively impacted by higher prices and volumes for CM&C products, with the higher prices due to higher raw material costs and increased contract pricing.

Income from continuing operations for the quarter ended September 30, 2008 increased to $24.6 million as compared to $16.6 million in the prior year quarter. Diluted earnings per share from continuing operations amounted to $1.20 per share for the three months ended September 30, 2008 compared to $0.80 per share in the prior year period.

Page 2 – Koppers Reports Third Quarter 2008 Results

Income from continuing operations for the nine months ended September 30, 2008 increased to $59.1 million as compared to $44.1 million in the prior year. Adjusted net income and adjusted earnings per share, after excluding the effect of the Green Spring boiler outage and before discontinued operations, was $60.0 million or $2.88 per share and $44.1 million or $2.11 per share for the nine months ended September 30, 2008 and 2007 respectively. A reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share are attached to this press release.

Adjusted EBITDA for the quarter ended September 30, 2008, was $57.8 million compared to adjusted EBITDA of $46.3 million in the third quarter of 2007. The increase was mainly from higher volumes and higher product prices resulting primarily from increased raw material prices and higher contract pricing. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Adjusted EBITDA for the nine months ended September 30, 2008, amounted to $150.0 million compared to adjusted EBITDA of $130.2 million in the prior year period. Adjusted EBITDA for 2008 excludes $1.4 million for charges related to the Green Spring boiler as noted above and excludes discontinued operations. The increase in adjusted EBITDA was mainly from higher demand and higher product pricing due primarily to increased raw materials prices and higher contract pricing for CM&C. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Monessen sale and bank refinancing

The closing of the sale of the Monessen coke facility on October 1, 2008 resulted in the receipt of approximately $90 million in net cash proceeds after taxes. Subsequent to the receipt of the proceeds, Koppers paid off its existing term loans and revolving credit facility which in total amounted to $49.1 million at September 30, 2008. The remaining estimated net proceeds were added to the company’s cash balance.

On October 31, 2008 Koppers Inc. entered into a new credit agreement with a syndicate of banks led by Pittsburgh-based PNC and co-led by RBS Citizens Bank and Bank of America as joint book runners. The four year agreement provides for a revolving credit facility of $300 million at an initial interest rate of LIBOR plus 250 basis points. It will expire on October 31, 2012, and is subject to certain covenants including maximum leverage and minimum fixed charges coverage. The agreement replaces the existing $125 million revolver and term loan bank facilities that were to expire in late 2009.

The company intends to maximize the benefits of this additional liquidity and financial flexibility as it considers various opportunities to increase shareholder value.

Commenting on the quarter, President and CEO Walter W. Turner said, “Our results for the third quarter were quite strong. I was very pleased that we were able to exceed our expectations during a quarter in which we saw a continued escalation of raw material costs and experienced some volatility of foreign exchange translation. Our performance for the quarter reflects the balance of our geographic and end market opportunities. While we are facing uncertainty in both the U.S. and global economies, we believe the long-term outlook for the global aluminum industry and the North American Class 1 railroads is fundamentally strong and we are confident that our leading market positions will enable us to effectively manage short-term volatility caused by oil prices and foreign exchange rates. We look forward to 2009 when the expansion of our existing coal tar distillation plant and the construction of our new coal tar distillation plant in China are expected to be completed and operational to meet the continuing worldwide demand for our products.

Page 3 – Koppers Reports Third Quarter 2008 Results

“Since our IPO in February 2006 we have invested capital of approximately $127 million not only in our existing facilities but to support our growth in North America through the acquisition of the Reilly coal tar assets, the expansion of existing capacity as well as the addition of new capacity in China, and expand raw materials capabilities in Europe to meet new smelter demand in Iceland. We have also funded share repurchases, increased dividends to shareholders, and reduced net debt by $58 million since our IPO (including the proceeds from the sale of Monessen and net of approximately $46 million of accretion on the discount notes) and have recently closed on a bank refinancing that provides us with greater flexibility in generating shareholder returns. As always, we believe we will continue to benefit from our focus on enhancing cash flow and our strict adherence to safety, health and environmental regulations.”

Guidance

Mr. Turner concluded, “Inherent in this volatile environment is the difficulty in predicting results; however, we are maintaining our guidance for the year but would like to point out that changes in foreign exchange rates and general market conditions could cause us to trend towards the lower end of our range.” A reconciliation of earnings guidance is attached to this press release.

Share Repurchases

During the third quarter the company purchased 458,293 shares at an average price per share of $41.50 through its share repurchase program for a total of approximately $19.0 million. Total share purchases through November 5, 2008 under the program amounted to approximately $20.7 million.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, November 6, 2008, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing (800) 762 8795 in the US/Canada or +1 (480) 629 1990 for International, Conference ID number 3932945. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 3932945. The recording will be available for replay through November 20, 2008.

The live broadcast of Koppers’ conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=1998004. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com, shortly after the live call and continuing through November 20, 2008.

Page 4 – Koppers Reports Third Quarter 2008 Results

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. Such forward-looking statements speak only as of November 6, 2008 and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 5 – Koppers Reports Third Quarter 2008 Results

Koppers Holdings Inc.

Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net sales	$369.4	$329.1	$1,075.9	$946.4
Cost of sales (excluding items below)	295.2	267.6	877.0	769.2
Depreciation and amortization	6.4	7.1	19.7	21.6
Selling, general and administrative expenses	16.2	15.4	49.8	47.3

Operating profit	51.6	39.0	129.4	108.3
Other income (loss)	(0.2)	0.2	(0.5)	0.3
Interest expense	10.7	11.3	32.1	34.7

Income before income taxes and minority interest	40.7	27.9	96.8	73.9
Income taxes	15.5	10.5	36.1	27.7
Minority interest	0.6	0.8	1.6	2.1

Income from continuing operations	24.6	16.6	59.1	44.1
Income from discontinued operations, net of tax benefit of $(1.0), $(0.9), $(3.0) and $(2.2)	0.9	2.2	3.9	7.5
Gain on sale of discontinued operations, net of tax expense of $—, $4.3, $—, and $4.3	—	6.7	—	6.7

Net income	$25.5	$25.5	$63.0	$58.3

Earnings per common share:
Basic-
Continuing operations	$1.21	$0.81	$2.85	$2.13
Discontinued operations	0.04	0.42	0.19	0.68

Earnings per basic common share	$1.25	$1.23	$3.04	$2.81
Diluted-
Continuing operations	$1.20	$0.80	$2.84	$2.11
Discontinued operations	0.04	0.42	0.19	0.68

Earnings per diluted common share	$1.24	$1.22	$3.03	$2.79

Weighted average shares outstanding (in thousands):
Basic	20,535	20,773	20,735	20,748
Diluted	20,617	20,883	20,812	20,864
Dividends declared per common share	$0.22	$0.17	$0.66	$0.51

Page 6 – Koppers Reports Third Quarter 2008 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	September 30, 2008 (Unaudited)	December 31, 2007
Assets
Cash and cash equivalents	$12.6	$16.9
Short-term investments	8.5	2.1
Accounts receivable, net of allowance of $0.2 and $0.2	160.3	140.0
Inventories, net	181.6	171.9
Deferred tax benefit	18.5	18.5
Assets of discontinued operations held for sale	22.8	21.6
Other current assets	13.4	22.4

Total current assets	417.7	393.4
Equity in non-consolidated investments	5.7	4.2
Property, plant and equipment, net	148.1	145.2
Goodwill	60.8	62.5
Deferred tax benefit	29.9	38.7
Other assets	22.3	25.3

Total assets	$684.5	$669.3

Liabilities
Accounts payable	$86.7	$103.6
Dividends payable	4.5	3.5
Accrued liabilities	69.0	63.7
Liabilities of discontinued operations held for sale	8.4	6.8
Short-term debt and current portion of long-term debt	13.0	21.3

Total current liabilities	181.6	198.9
Long-term debt	437.7	418.9
Other long-term liabilities	59.3	65.4

Total liabilities	678.6	683.2
Commitments and contingencies
Minority interest	8.9	9.4
Stockholders’ Deficit
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; 0 shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 20,997,945 and 20,971,456 shares issued	0.2	0.2
Additional paid-in capital	125.6	124.4
Receivable from Director for purchase of Common Stock	—	(0.6)
Retained deficit	(108.3)	(157.6)
Accumulated other comprehensive income	1.7	12.6
Treasury stock, at cost; 624,026 and 144,905 shares	(22.2)	(2.3)

Total stockholders’ deficit	(3.0)	(23.3)

Total liabilities and stockholders’ deficit	$684.5	$669.3

Page 7 – Koppers Reports Third Quarter 2008 Results

Segment Information

The following table includes the operating data for the company’s coke facility located in Monessen, Pennsylvania, which is being reported as a discontinued operation. This operating data is excluded from the company’s consolidated segment information.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in millions)
Monessen:
Net sales	$16.9	$18.0	$50.2	$54.7
Operating profit (loss)	(0.1)	1.2	1.0	5.0
Net income	0.9	2.2	3.9	7.4

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$245.0	$205.0	$718.4	$577.2
Railroad & Utility Products	124.4	124.1	357.5	369.2

Total	$369.4	$329.1	$1,075.9	$946.4

Operating profit:
Carbon Materials & Chemicals	$44.4	$29.3	$106.6	$74.1
Railroad & Utility Products	7.3	9.9	24.5	35.6
Corporate	(0.1)	(0.2)	(1.7)	(1.4)

Total	$51.6	$39.0	$129.4	$108.3
Adjusted operating profit (1):
Carbon Materials & Chemicals	$44.4	$29.3	$106.6	$74.1
Railroad & Utility Products	7.3	9.9	25.9	35.6
All Other	(0.1)	(0.2)	(1.7)	(1.4)

Total	$51.6	$39.0	$130.8	$108.3
Adjusted operating margin:
Carbon Materials & Chemicals	18.1%	14.3%	14.8%	12.8%
Railroad & Utility Products	5.9%	8.0%	7.2%	9.6%

Total	14.0%	11.9%	12.2%	11.4%

(1)	Cost of sales for the nine months ended September 30, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant.

Page 8 – Koppers Reports Third Quarter 2008 Results

KOPPERS HOLDINGS INC.

RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$25.5	$25.5	$63.0	$58.3

Charges impacting pre-tax income (1)
Green Spring boiler	—	—	1.4	—
Tax benefit at 39%	—	—	(0.5)	—

Adjusted net income before discontinued operations	$25.5	$25.5	$63.9	$58.3
Discontinued operations	(0.9)	(8.9)	(3.9)	(14.2)

Adjusted net income after discontinued operations	$24.6	$16.6	$60.0	$44.1

(1)	Cost of sales for the nine months ended September 30, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant.

KOPPERS HOLDINGS INC.

RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED DILUTED EARNINGS

PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$25.5	$25.5	$63.0	$58.3

Adjusted net income before discontinued operations (from above)	$25.5	$25.5	$63.9	$58.3

Adjusted net income after discontinued operations (from above)	$24.6	$16.6	$60.0	$44.1

Denominator for diluted earnings per share (000s)	20,617	20,883	20,812	20,864

Earnings per share:
Diluted earnings per share	$1.24	$1.22	$3.03	$2.79
Adjusted diluted earnings per share before discontinued operations	$1.24	$1.22	$3.07	$2.79
Adjusted diluted earnings per share after discontinued operations	$1.20	$0.80	$2.88	$2.11

Page 9 – Koppers Reports Third Quarter 2008 Results

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Income	$25.5	$25.5	$63.0	$58.3
Interest expense	10.7	11.3	32.1	34.7
Depreciation and amortization	6.4	7.1	19.7	21.6
Income tax provision	15.5	10.5	36.1	27.7
Discontinued operations	(0.9)	(8.9)	(3.9)	(14.2)

EBITDA	57.2	45.5	147.0	128.1
Minority interest	0.6	0.8	1.6	2.1

EBITDA with minority interest	57.8	46.3	148.6	130.2

Unusual items impacting net income (1)
Green Spring boiler	—	—	1.4	—

Adjusted EBITDA with minority interest	$57.8	$46.3	$150.0	$130.2

(1)	Cost of sales for the nine months ended September 30, 2008 includes $1.4 million for costs related to a boiler failure at the company’s Green Spring, West Virginia wood treating plant.

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

KOPPERS HOLDINGS INC.

EARNINGS GUIDANCE RECONCILIATION

(In millions except share amounts)

	Year 2007	Original Guidance	2008 Range
February 20, 2008 Including Monessen:
Sales	$1,327.9	5-8%	$1,394-$1,434
Adjusted EBITDA	$170.5	6-9%	$181-$ 186
Adjusted EPS	$2.92	10-13%	$3.21-$ 3.30

	Year 2007	Previous Guidance	2008 Range
August 7, 2008 Excluding Monessen:
Sales	$1,255.6	14-17%	$1,431-$1,469
Adjusted EBITDA	$161.7	14-17%	$184-$ 189
Adjusted EPS	$2.49	37-41%	$3.41-$ 3.51